CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OPTIMUM INTERACTIVE (USA) LTD.
a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

OPTIMUM INTERACTIVE (USA) LTD. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article IV of the Corporation’s Certificate of Incorporation be amended in its entirety as follows:

“FOURTH: The total number of shares that the Corporation shall have the authority to issue is five hundred million (500,000,000) shares of common stock, having a par value of $0.0001 per share, and twenty million (20,000,000) shares of blank check preferred stock, having a par value of $0.0001 per share (the “Blank Check Preferred”), of the Blank Check Preferred, eight million (8,000,000) shares will be designated as Series A Preferred Stock, and one (1) share will be designated as Series B Preferred Stock.

SECOND: That the Amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

THIRD: That the foregoing Amendments shall become effective on July 21, 2009.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Robert M. Rubin, its duly authorized President this 21st day of July, 2009.

By:	/s/ Robert M. Rubin
Robert M. Rubin
President